Monetta Fund, Inc.
Special Meeting of Shareholders
December 3, 2001

The Monetta Fund, Inc. held a special meeting on December 3, 2001, for shareholders of record on October 9, 2001 to elect an expanded slate of directors in order to increase the number of independent directors serving the Fund. In addition, shareholders were asked to:

..     Approve a revised advisory agreement with Monetta Financial Services,
Inc. to unbundle certain expenses from the advisory fee and reduce the investment advisory fee;

..     Approve a proposal that would modify the Fund's investment objective by removing current income as a secondary objective;

..     Approve proposals that are intended to help the Fund increase investment flexibility, modernize investment restrictions and have the Fund's investment restrictions match those of the Monetta Trust for uniformity of compliance; and
..
      Ratify the selection of KPMG LLP as independent accountants of the Fund.

As of the record date, there were a total of 8,202,190.185 eligible votes for the Monetta Fund. The results of voting were as follows (by number of shares):

                            Affirmative    Against
      Item                  Votes          Votes         Abstentions  Broker Non-votes
1. Election of Directors:
    Robert S. Bacarella     3,892,252.736  N/A           270,555.983  None
    John W. Bakos           3,913,252.087  N/A           249,556.632  None
    Maria Cesario De Nicolo 3,904,341.462  N/A           258,467.257  None
    John L. Guy             3,917,391.807  N/A           245,416.912  None
    Marlene Zielonka Hodges 3,915,210.754  N/A           247,597.965  None
    Mark F. Ogan            3,916,486.427  N/A           246,322.292  None
    William M. Valiant      3,906,810.391  N/A           255,998.328  None

2. Revise Investment
    Advisory Agreement      3,461,926.713  358,085.747   236,150.259 106,646.000

3. Modify Fund's investment
    objectives              3,525.568.889  281,790.234   248,803.596 106,646.000

4. Amend Fund's investment restrictions:
    A. Diversification      3,526,113.451  270,071.754   259,977.514 106,646.000
    B. Concentration        3,533,887.118  249,424.554   272,851.047 106,646.000
    C. Senior Securities    3,495,707.141  275,801.740   284,653.838 106,646.000
    D. Borrowing            3,486,264.565  296,939.082   272,959.072 106,646.000
    E. Underwriting         3,473,115.438  301,011.997   282,035.284 106,646.000
    F. Commodities & real
        estate              3,485,561.484  296,540.760   274,060.475 106,646.000
    G. Making loans         3,445,037.999  333,780.289   277,344.431 106,646.000
    H. Issuer's securities  3,440,993.137  350,402.375   264,767.207 106,646.000
    I. Short selling & margin
        purchases           3,422,751.868  371,020.706   262,390.145 106,646.000
    J. Companies with affiliated
        persons             3,336,774.347  466,283.742   253,104.630 106,646.000
    K. Companies continuous
        operations          3,411,004.674  397,803.182   247,354.863 106,646.000
    L. Investment companies 3,432,943.019  372,455.927   250,763.773 106,646.000
    M. Illiquid securities & repurchase
        agreements          3,374,347.612  424,510.178   257,304.929 106,646.000
    N. Exercising control   3,421,028.555  384,749.798   250,384.366 106,646.000

5. Election of Independent
    accountants             3,849,808.928   95,872.003   217,127.788 None